Exhibit 99.1

Osiris Announces Agreement for Culture-Expanded MSCs including Prochymal Worth Up To $100 Million Plus Royalties

COLUMBIA, Md. – October 10, 2013 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), announced today that it has entered into an agreement with a wholly-owned subsidiary of Mesoblast Limited (ASX:MSB; USOTC:MBLTY) for the sale of Osiris’ culture-expanded mesenchymal stem cell (ceMSC) business, including Prochymal, in a transaction worth up to $100 million in initial consideration and milestone payments.  Additionally, Osiris will receive royalty payments on sales of Prochymal and other products utilizing the acquired ceMSC technology.

Summary of the Transaction

•                  Mesoblast has acquired the assets related to Osiris’ ceMSC business.

•                  Osiris will receive $50 million in consideration for closing and delivery of its ceMSC assets.

•                  Osiris is eligible to receive up to an additional $50 million in payments upon Mesoblast achieving certain clinical and regulatory milestones.

•                  Mesoblast will assume all future development costs for the ceMSC business.

•                  Osiris will receive single to low double-digit royalties on product sales derived from the ceMSC technology.

•                  Osiris and Mesoblast have entered into a separate services agreement for continued product advancement and to ensure a seamless transition.

•                  Osiris has retained a license to all transferred intellectual property necessary to run its other businesses.

•                  For Osiris, the transaction results in pro forma cash, investments and receivables of approximately $82 million.

“With this transaction, we will focus our business on those areas that are of greatest commercial value to Osiris moving forward,” said Peter Friedli, Chairman of Osiris Therapeutics.  “Furthermore, we have substantially strengthened our balance sheet, reduced R&D expense and preserved future value from Prochymal through a series of milestone and royalty payments.”

Osiris expects to record the closing and asset transfer consideration of $51 million in the fourth quarter of fiscal 2013.  The company has previously expensed the research and development costs of its ceMSC business as incurred, therefore most of the consideration will be recognized as a gain on the sale of the business segment.  For the preceding 12 months, Osiris incurred $12.5 million in Prochymal-related expenses, which may be eliminated going forward.

Osiris expects to release approximately $14 million of the valuation allowance on its deferred tax assets.  As a result, Osiris expects to report a profit for the nine months ended September 30, 2013 as well as for the current fiscal year.

The pro forma unaudited condensed balance sheet as of June 30, 2013, as shown below, indicates cash, investments and receivable of approximately $82 million.  This statement purports to show the impact of this transaction on the assets, liabilities and stockholder’s equity of the Company, as if it took place on January 1, 2013.

Of the $50 million in initial consideration, $35 million will be paid in cash.  A $15 million payment to be received upon delivery of the ceMSC assets, and any future milestone payments, will be made in cash or stock at Mesoblast’s election.  All equity payments will come with customary downside protection to guard against an unforeseen drop in Mesoblast share price.  Mesoblast LTD has guaranteed the obligations of its subsidiary.

7015 Albert Einstein Drive • Columbia, Maryland 21046 • Ph 443.545.1800 • Fax 443.545.1701 • www.Osiris.com

About Osiris Therapeutics

Osiris Therapeutics, Inc. is the leading stem cell company, having developed the world’s first approved stem cell drug, Prochymal.  Osiris currently markets Grafix® and Ovation® for wound and tissue repair, and Cartiform® for cartilage repair. Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution of cell therapy products.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology and commercial interests.

Osiris, Grafix, Ovation and Cartiform are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for marketed Biosurgery products (including Grafix, Ovation and Cartiform) and Biosurgery products under development; our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to address medical needs; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, products to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Additional risks and uncertainties related to the sale of our ceMSC assets and the related transactions contemplated by the Purchase Agreement with Mesoblast include typical business transactional risks, the risk of changing relationships with customers, suppliers or employees, the risk associated with the disposition of our ceMSC assets and the increased relative dependence on and importance of our other business including our Biosurgery business, the risk that we may not be able to fully benefit from the transactions through milestone payments or royalties, payment risks, including the risk associated with receipt of equity as consideration, in lieu of cash, and the risk of dependence on others to achieve results upon which milestone or royalty payments to us are conditioned.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Aziz Ahmad

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com